Code of Ethics

It is the responsibility of all AAM employees to ensure that AAM conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients. AAM has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. AAM must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

A. Fiduciary Duty

This Code of Ethics is based on the principle that directors, officers and employees of Azzad Asset Management (“AAM”) have a fiduciary duty to place the interests of clients and shareholders ahead of their own. Employees may not, in any respect, take advantage of client transactions. Employees must avoid taking inappropriate advantage of their position. It is imperative that we avoid activities, interests and relationships that may interfere with making decisions in the best interests of our clients. It is also imperative that employees conduct all their personal securities transactions in full compliance with this Code including both the preclearance and reporting requirements.

Although this Code cannot possibly cover every circumstance that may arise, doubtful situations should be resolved in favor of clients whenever possible. AAM expects that each individual’s conduct must depend upon his/her sense of fiduciary obligation to clients.

All records and reports created or maintained pursuant to this Code are intended solely for AAM’s internal use, are confidential, and in no event constitute an admission by any person as to any fact, circumstance or legal conclusion.

All AAM directors, officers and employees are expected to (i) fully comply with all applicable federal securities laws, state and local laws; and (ii) immediately report any violations of this Code to the Chief Compliance Officer (“CCO”): Ms. Manal Fouz.

B. Definitions

Access Persons: According to the Investment Company Act definition, an Access Person includes:

a.

any officer or director of AAM

b.

any employee of AAM who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by a registered investment company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

c.

any natural person in a control relationship to AAM who obtains information concerning recommendations regarding the purchase or sale of a security for an AAM managed mutual fund.

The current positions at AAM deemed to be “Access Persons” are: directors, officers, analysts and others involved in making recommendations to portfolio managers, and any employee who has direct contact with AAM’s clients and/or receives advance notice of contemplated portfolio transactions. All other employees are considered Non-Access Persons; unless notified otherwise by AAM.

Advisory Client: Any client for which AAM serves as investment advisor, or any person or entity for which AAM renders investment advice or makes investment decisions.

Shareholders: Refers to clients who have purchased shares of the Azzad Funds.

Beneficial Ownership: Any securities accounts of a spouse, minor children and relatives resident in the employee’s house, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains therefrom benefit substantially equivalent to those of ownership. Some common examples of beneficial ownership include joint accounts, UGMA/UTMA accounts and controlling interests in corporations. If an employee is uncertain about whether he/she has beneficial ownership of an account, the employee should check with his/her Preclearance Officer.

However, when an employee has a substantial measure of influence or control over an account, but not direct or indirect beneficial ownership (i.e. When he/she serves as trustee for a nonfamily member or manages or assists in managing a charitable account), the rules set forth in this Code of Ethics do not apply. However, the employee will continue to conduct his/her transactions in conformity with the spirit of these rules.

Securities: Means any shares of any publicly traded company (stocks), including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and closed-end and open-end mutual funds, including the Azzad Funds. The term securities does not encompass direct obligations of the US Government, bank certificates of deposit, money market funds, commercial paper and other high quality short-term debt instruments.

Azzad Funds or Funds: Includes the Azzad Ethical Mid Cap Fund, the Azzad Ethical Income Fund and the Wise Capital Fund.

Preclearance Officer: means the person designated as the Preclearance Officer, Ms. Manal Fouz. For Ms. Manal Fouz, Mr. Jamal Elbarmil serves as Preclearance Officer.

C. Disclosure of Personal Holdings

The compliance officer (or her designee) shall review and explain the Code of Ethics to new employees within 3 business days after the date of their employment. Within 14 days of beginning employment with AAM, all newly hired employees must (1) make full disclosure on the Personal Securities Holdings Form all brokerage accounts and all publicly-traded securities beneficially owned by the employee or members of the employee’s immediate family (include copies of recent account statements); (2) provide a written acknowledgement of receipt of this Code of Ethics and any amendments by signing the Acknowledgement of Receipt of Code of Ethics Form.

Within thirty days after the end of each calendar quarter, all employees shall disclose on the Personal Securities Holdings Form all brokerage accounts and all publicly traded securities beneficially owned by the employee or members of the employee’s immediate family (including copies of recent account statements). The form should include a report of all personal securities holdings and transactions, including transactions in the Azzad Funds.

Immediate family: Persons who reside in the same household as the individual

D. Preclearance

No AAM employee may purchase or sell shares of any security without the prior written approval of the Preclearance Officer. An employee must complete a Trade Authorization Request for Access Persons Form and submit the completed form to the Preclearance Officer. The Preclearance Officer shall review the request and, as soon as reasonably practicable, determine whether to approve the request. The approval shall remain valid for three trading days.

The following transactions are exempt from Preclearance:

▪

Preclearance approval is not required for the purchase or sale of shares of any mutual funds, but such transactions must be included in the quarterly and annual disclosure reports required of Access Persons;

▪

Securities transactions in which neither the employee nor his/her immediate family member knows of the transaction prior to its completion (i.e. Discretionary trades involving an investment club in which the employee is neither consulted nor advised of the trade before its execution);

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Any acquisition of securities through stock dividends, dividend re-investments, stock splits and other similar corporation reorganizations or distributions

Prohibited Transactions:

The following securities transactions are prohibited and will not be authorized by the Preclearance Officer absent exceptional circumstances:

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Initial Public Offerings. Any purchase of securities in an initial public offering (other than a new offering of a registered open-end investment company);

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Limited Offerings. Any prior approval of an acquisition of securities in a limited offering (such as a private placement) will take into account, among other factors, whether the investment opportunity should be reserved for a Fund and its shareholders or other client, and whether the opportunity is being offered to an individual by virtue of his or her position with AAM.

▪

Seven-Day Blackout Period. No employee shall be authorized to exercise a securities transaction within seven calendar days before or after an Azzad Fund has a pending “buy” or “sell” order in that same security.

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Short Sales and Options. Usually no approval will be given for short sales. Also prohibited are buying, selling or exercising put or call options or combinations thereof of securities held by a Fund or other advisory client or being considered for purchase for them. It should be noted, for example, that an exercise of an option or the covering of a short sale could conflict with current trading for clients. However, where any such option is held by a member of an employee’s family, approval may be given provided there is no conflict with the interests of the Funds or other AAM clients.

▪

Short-Term Trading Profits. Short-term trading, i.e., profiting in the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 calendar days, is prohibited and approval will generally not be given.

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General Standards. In granting approval, the Preclearance Officer may consider the extent to which the employee has access to pending investment decisions, the number of transactions already approved for an employee within the past six months, whether the employee has made unreasonable use of the Company’s resources during business hours in arriving at person investment decisions, and any other factors, that are, in the opinion of the Preclearance Officer, pertinent to the matter.

E. Annual Certification of Compliance With the Code of Ethics

Each year the Compliance Officer: Manal Fouz will conduct an annual meeting with employees to review the Code. Within thirty days after the end of each calendar year, all employees shall certify annually that they have read and understand the Code, that they have complied with the requirements of the Code, and that they have reported all securities transactions required to be disclosed or report pursuant to the requirements of this Code by signing the Annual Certification of Compliance With the Code of Ethics Form.

F. Other Fiduciary Duties

a.

Gifts: The purpose of business gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. No gift or entertainment should ever be offered, given, provided or accepted by any employee in connection with AAM’s business unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value (over $100), (4) cannot be construed as a bribe, payoff or kickback and (5) does not violate any laws or regulations. All gifts (over $100 in value) received by Azzad employees must be disclosed to CCO immediately.

b.

Service as a Director: No employee shall serve on the board of directors of a publicly held company not affiliated with AAM absent prior written authorization of the Preclearance Officer. The Preclearance Officer would have to determine that board service would be consistent with the interests of AAM clients and Azzad Funds shareholders.

c.

Insider Trading: AAM has an insider trading policy and expects all employees to fully abide by its rules.

d.

Sanctions: If the Preclearance Officer determines that an employee has committed a violation of the Code, he may impose sanctions and take other actions as he deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the SEC, criminal referral, and termination of employment. The employee may also be asked to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code.

G. Monitoring, Reporting and Disclosure

1. At least quarterly, the Preclearance Officer shall review employees’ quarterly Personal Securities Holdings Forms, Preclearance Approvals, and account statements. The Preclearance Officer will investigate all apparent violations of this Code and will prepare a report.

2. At least annually, AAM shall prepare and submit a written report to the Azzad Funds board that:

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Describes any issues arising under this Code since the last report to the board, including, but not limited to, information about material violations of the Code or procedures, and sanctions imposed in response to the material violations;

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Describes any waivers granted during the period; and

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Certifies that AAM has adopted procedures reasonably necessary to prevent violations of this Code.

If there are material changes to the Code, AAM shall submit such changes to the board at the next board meeting.

3. Additional Disclosure. This Code shall be filed with the SEC as an Appendix to the registration statement of each Azzad Fund. There will be disclosure on AAM’s Form ADV Part II and in the Funds’ prospectuses or their statements of additional information that 1.) AAM has a code of ethics; and 2.) Subject to certain limitations, AAM employees are permitted to invest in securities for their own accounts and 3.) The Code is available on public file at www.sec.gov and available upon request from AAM or the SEC.

H. Reporting of Code Violations

All employees must report, promptly, any violations of this Code of Ethics to AAM’s chief compliance officer (Ms. Manal Fouz) or her designee (Mr. Jamal Elbarmil). All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Procedures

The CCO is responsible for ensuring adequate supervision over the activities of all persons who act on AAM’s behalf. To ensure compliance with AAM’s Code of Ethics, the following procedures must be followed:

1.

A Personal Securities Holdings Form must be completed and attached to recent account statement(s). New employees must deliver this form within 14 business days after date of employment. Thereafter, all employees must deliver no later than 30 days after each calendar quarter or will be found in violation of the Code of Ethics and SEC rules and regulations. It is now well established that mutual funds are not reportable as part of this rule. The CCO is responsible for reviewing all such transactions.

2.

A Trade Authorization Request for Access Persons must be completed, signed and preapproved by the Preclearance Officer. After approval, employee must conclude his/her request within 3 trading days. After three trading days, this approval will be invalid. Preclearance approval is not required for the purchase or sale of shares of any mutual funds, but such transactions must be included in your quarterly securities reports.

3.

An Acknowledgement of Receipt of Code of Ethics Form must be given to new employees and signed within 10 days of employment.

4.

An Annual Certification of Compliance with the Code of Ethics must be given to each employee and signed no later than 30 days after each calendar year (by January 31st).

5.

An Annual Code of Ethics Report to the Azzad Funds’ Board of Directors must be completed by the CCO (or his/her designee) and the report must be delivered to the funds’ board of directors at the funds’ quarterly meeting.

6.

The CCO will review AAM’s Code of Ethics policy annually and make any changes deemed necessary.

Code of Ethics & Azzad Funds

Rule 17j-1(c) (2) (ii) of the IC Act states that no less frequently than annually, every fund and its investment adviser(s) and principal underwriters must furnish to the fund’s board of directors, and the board of directors must consider, a written report that:

1.

Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

2.

Certifies that the fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

Any sub adviser (if applicable) for the Azzad Funds must provide written reports to the board containing the information specified in items 1 and 2 above at the board’s quarterly fund meetings. In addition, AAM must provide written reports to the board containing the information specified in items 1 and 2 above at the board’s quarterly fund meetings. Of course, the board’s minutes should reflect this review.